Exhibit 4.3

AMENDED AND RESTATED
CLASS B WARRANT AGREEMENT

Agreement (this “Agreement”) made as of July 9, 2009 between Pypo China Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands, with its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at Continental Stock Transfer & Trust Company, 17 Battery Place, 8th floor, New York NY, 10004 (the “Warrant Agent”).

WHEREAS, Middle Kingdom Alliance Corp., a Delaware corporation (“Middle Kingdom”), previously conducted a public offering (“Public Offering”) of Series A Units and Series B Units (collectively, the “Units”) and, in connection therewith, determined to issue and deliver up to (i) 3,300,000 Class B Warrants (plus an additional 495,000 Class B Warrants if the representative of the underwriters exercise their over-allotment option) (the “Class B Public Warrants”) to the public investors, and (ii) 330,000 Class B Warrants to I-Bankers Securities, Inc. (the “Representative”) or their designees (“Representative’s Warrants” and, together with the Class B Public Warrants, the “IPO Warrants”), each of such IPO Warrants evidencing the right of the holder thereof to purchase one share, par value $0.001, of Middle Kingdom’s common stock (“Common Stock”) for $5.00, subject to adjustment; and

WHEREAS, the form, provision and terms of the IPO Warrants were set forth in a Class B Warrant Agreement between Middle Kingdom and the Warrant Agent dated as of December 19, 2006, as amended (the “Original Class B Warrant Agreement”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission Registration Statement No 333-153492 on Form S-4 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the IPO Warrants and the Ordinary Shares issuable upon exercise of the IPO Warrants; and

WHEREAS, Middle Kingdom has entered into that certain Agreement and Plan of Merger, Conversion and Share Exchange, dated September 5, 2008 (as amended, the “Exchange Agreement”) with Pypo Digital Company Limited, an exempted company with limited liability incorporated in the Cayman Islands, Arch Digital Holdings Limited, a British Virgin Islands corporation (“Arch BVI”), Capital Ally Investments Limited, a British Virgin Islands corporation (“Capital Ally”), and various other parties set forth on the signature pages to the Exchange Agreement. Pursuant to the Exchange Agreement, Middle Kingdom has merged with and into its wholly owned subsidiary MK Arizona Corp., an Arizona corporation (“MK Arizona”), and following such merger, MK Arizona has converted to and registered by way of continuation and continued its existence as the Company.  As a result of these transactions (the “Business Combination”), among other things, the Company assumed each outstanding Class B Warrant of Middle Kingdom, thereby entitling each holder thereof to purchase an equivalent number of ordinary shares of the Company, par value US$0.001 per share (“Ordinary Shares”); and

WHEREAS, pursuant to the Exchange Agreement the Company will issue 1,700,000 Class B Warrants to Arch BVI and 1,700,000 Class B Warrants to Capital Ally (the “Exchange Warrants,” and, together with the IPO Warrants, the “Warrants”), with each Exchange Warrant evidencing the right of the holder thereof to purchase one Ordinary Share for $5.00, subject to adjustment as described herein; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to update the Original Class B Warrant Agreement to reflect the consummation of the transactions contemplated by the Exchange Agreement, and provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1         Form of Warrant.  Warrants may be issued in registered form only, and shall, subject to Section 2.4 hereof, be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, Chairman of the Board, Chief Financial Officer or any Senior Vice President of the Company and shall, if the Company has a seal, bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2         Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3         Registration.

2.3.1    Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2    Registered Holder.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4         IPO Warrants and Exchange Warrants.  The IPO Warrants shall have substantially the same terms and be in substantially the same form as the Exchange Warrants. For the avoidance of doubt, the IPO Warrants, whether or not replaced with the form of Warrant attached hereto, shall have the rights as set forth in the form of Warrant attached hereto pursuant to Section 4.4 of the Original Class B Warrant Agreement, and shall hereafter be governed by the terms of this Agreement.

3.          Terms and Exercise of Warrants.

3.1         Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $5.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date.

3.2         Duration of Warrants.  A Warrant may be exercised only during the period (“Exercise Period”) commencing on _July 9, 2009_, 2009 and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) December 13, 2013 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date. Notwithstanding the foregoing, a Warrant may expire unexercised regardless of whether a registration statement is currently effective under the Act, with respect to the Ordinary Shares issuable upon exercise of the Warrants.

3.3         Exercise of Warrants.

3.3.1    Payment.  Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and (i) by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares, and the issuance of the Ordinary Shares or (ii) in the event that the Board of Directors of the Company, in their sole discretion, determine that the Warrants may be exercised on a “cashless basis”, by surrendering his or her Warrant for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrant, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. The “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third business day prior to the date on which the notice of redemption is sent to holders of Warrant pursuant to Section 6 hereof or in connection with the foregoing sentence, the date of exercise of the Warrant. Notwithstanding the foregoing, at any time commencing one year after the commencement of the Exercise Period, if no registration statement is effective permitting the sale of the Ordinary Shares underlying the Warrants, the Warrants may be exercised on a “cashless” basis. In no event will the registered holder of a Warrant be entitled to receive a net cash settlement in lieu of physical settlement in Ordinary Shares.

3.3.2    Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall (i) enter the name of the registered holder of such Warrant (or such other name or names as may be directed by him, her or it) in the register of members of the Company as the holder of that number of Ordinary Shares to which he, she or it is entitled and (ii) issue to the registered holder of such Warrant a certificate or certificates for such number of Ordinary Shares, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless a registration statement under the Act with respect to the Ordinary Shares underlying such Warrant is effective. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3    Valid Issuance.  All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance.  Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the register of members of the Company is closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the register of members is open.

3.3.5     Warrant Solicitation and Warrant Solicitation Fee.

(a)           The Company has engaged the Representative, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. The Company, at its cost, will (i) assist the Representative with respect to such solicitation, if requested by the Representative, and (ii) provide the Representative, and direct the Company’s transfer agent and the Warrant Agent to deliver to the Representative, lists of the record and, to the extent known, beneficial owners of the Warrants. The Company hereby instructs the Warrant Agent to cooperate with the Representative in every respect in connection with the Representative’s solicitation activities, including, but not limited to, providing to the Representative, at the Company’s cost, a list of record holders of the Warrants and circulating a prospectus or offering circular disclosing the compensation arrangements referenced in Section 3.3.5(b) below to holders of the Warrants at the time of exercise of the Warrants. In addition to the conditions set forth in Section 3.3.5(b), the Representative shall accept payment of the warrant solicitation fee provided in Section 3.3.5(b) only if they have provided bona fide services to the Company in connection with the exercise of the Warrants and only to the extent that an investor who exercises his Warrants specifically designates, in writing, that the Representative solicited his exercise. In addition to soliciting, either orally or in writing, the exercise of Warrants by a Warrant holder, such services may also include disseminating information, either orally or in writing, to Warrant holders about the Company or the market for the Company’s securities, or assisting in the processing of the exercise of Warrants.

(b)           In each instance in which a Warrant is exercised, the Warrant Agent shall promptly give written notice of such exercise to the Company and the Representative (“Warrant Agent’s Exercise Notice”). If, upon the exercise of any Warrant more than one year from the effective date of the Registration Statement, (i) the market price of the Company’s Common Stock is greater than the Warrant Price, (ii) disclosure of compensation arrangements between the Company and the Representative with respect to the solicitation of the exercise of the Warrants was made both at the time of the Public Offering and at the time of exercise (by delivery of the Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the holder of the Warrant confirms in writing that the exercise of the Warrant was solicited by the Representative, (iv) the Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, as amended, then the Warrant Agent, simultaneously with the distribution of the Common Stock underlying the Warrants so exercised in accordance with the instructions from the Company following receipt of the proceeds to the Company received upon exercise of such Warrant(s), shall, on behalf of the Company, pay a fee of 5% of the Warrant Price to the Representative, provided that the Representative deliver to the Warrant Agent within ten (10) business days from the date on which the Representative has received the Warrant Agent’s Exercise Notice, a certificate that the conditions set forth the preceding clauses (ii), (iii), (iv) and (v) have been satisfied. Notwithstanding the foregoing, no fee will be paid to the Representative with respect to the exercise by the Underwriters or their affiliates or the Company’s officers or directors of Warrants purchased by them upon exercise of the Representative’s Warrants and still held by any of the foregoing for their own account. The Representative and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant certificates returned to the Warrant Agent upon exercise of Warrants.

(c)           The provisions of this Section 3.3.5. may not be modified, amended or deleted without the prior written consent of the Representative.

4.          Adjustments.

4.1         Share Dividends—Split-Ups.  If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of the Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares.

4.2         Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of the Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in the outstanding Ordinary Shares.

4.3         Adjustments in Exercise Price.  Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4         Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any merger or sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in the Ordinary Shares covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5         Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6         No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the Ordinary Share to be issued to the Warrant holder.

4.7         Form of Warrant.  The form of Warrant need not be changed because of any adjustment pursuant to this Section 4 and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.           Transfer and Exchange of Warrants.

5.1         Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2         Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel acceptable to the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3         Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4         Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5         Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           Redemption.

6.1         Redemption.  Subject to Section 6.4 hereof, the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Ordinary Shares has been at least $16.00 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given (“Measurement Period”). Notwithstanding the foregoing, the Company may not exercise its redemption rights unless during the Measurement Period and from the end of the Measurement Period through the redemption date, the Company has an effective registration statement with a current prospectus on file with the SEC pursuant to which the Ordinary Shares underlying the Warrants may be sold.

6.2         Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3         Exercise After Notice of Redemption.  The Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4         Outstanding Warrants Only.  The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met.

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1         No Rights as Shareholder.  A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights, to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2         Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3         Reservation of Ordinary Shares.  The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4         Registration of Ordinary Shares  The Company agrees that it shall use its best efforts to maintain the effectiveness of the Registration Statement until the expiration of the IPO Warrants in accordance with the provisions of this Agreement.

8.          Concerning the Warrant Agent and Other Matters.

8.1         Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2         Resignation, Consolidation or Merger of Warrant Agent.

8.2.1    Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2    Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Share not later than the effective date of any such appointment.

8.2.3    Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party to and shall be the successor Warrant Agent under this Agreement without any further act.

8.3         Fees and Expenses of Warrant Agent.

8.3.1    Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2    Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4         Liability of Warrant Agent.

8.4.1    Reliance on Company Statement.  Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Secretary of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2    Indemnity.  The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3    Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

8.5           Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Warrants.

9.          Miscellaneous Provisions.

9.1           Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2           Notices.  Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed (less any warrant solicitation fee due to the Representative pursuant to Section 3.3.5 herein) in writing by the Company with the Warrant Agent), as follows:

Pypo China Holdings Limited
South 3/F
Chang’ An XingRong Center
No. 1 NaoShiKou Street
XiCheng District
Beijing, PRC
Attn: Kuo Zhang, Chairman of the Board of Directors

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Co
17 Battery Place, 8th floor
New York NY 10004
Tel: (212) 845-3201
Fax: (212) 509-5150
Attn: Compliance Department

with a copy in either case to:

Latham & Watkins
41st Floor
One Exchange Square
8 Connaught Place, Central
Hong Kong
Attn: David T. Zhang, Esq.

9.3           Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4           Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof, the Representative, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to the Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5           Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6           Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7           Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

PYPO CHINA HOLDINGS LIMITED

By:	/s/ David A. Rapaport
Name:	David A. Rapaport
Title:	Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/Alexandra Albrecht
Name:	Alexandra Albrecht
Title:	Vice President

Signature Page to Class B Warrant Agreement

EXHIBIT A

FORM OF CLASS B WARRANT CERTIFICATE